PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS INCREASE IN NET INCOME FOR 2008

QUAKERTOWN, PA (23 January 2009) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank, reported net income for the fourth quarter of 2008 of $871,000, or $.28 per share on a diluted basis. This compares to $1,021,000, or $.32 per share on a diluted basis, for the same period in 2007. For the year ended December 31, 2008, net income was $5,753,000, or $1.82 per share on a diluted basis, compared to net income of $3,047,000, or $.96 per share on a diluted basis, for the comparable period in 2007.

Thomas J. Bisko, President and Chief Executive Officer, stated, “In my 40 years in this industry, this is the deepest and broadest-based recession to occur. Given the unprecedented economic environment, I am proud of QNB’s results for 2008. These results reflect our continued commitment to make loans to credit worthy businesses and individuals and the reduced cost of both deposits and borrowings resulting in strong growth in net interest income, the Company’s primary earnings driver. In addition, we remain well capitalized as defined by all regulatory measurements.”

Mr. Bisko continued, “We are thrilled with the initial success of our ninth branch opened in November 2008 in the Wescosville community located in Lehigh County. In addition, the hiring of three experienced commercial loan officers will provide support to our continued goal of building customer relationships. We enter the year 2009 optimistic, yet cautious, given the difficult economic environment.”

Net interest income increased $739,000, or 16.4%, to $5,251,000 for the fourth quarter of 2008 compared to the fourth quarter of 2007, reflecting a 22 basis point increase in the net interest margin as well as growth in earning assets. The net interest margin was 3.62% for the fourth quarter of 2008 compared to 3.40% for the fourth quarter of 2007. The increase in the net interest margin is primarily the result of lower customer deposit costs resulting from market interest rates declining. Average earning assets increased 8.6%, with average loans increasing 4.0% and average investment securities increasing 18.3%. The growth in the investment portfolio was primarily in high quality U.S. government agency and agency mortgage-backed securities.

For the twelve-month period ended December 31, 2008, net interest income was $19,966,000 a $2,399,000, or 13.7%, increase from the amount reported in 2007. Contributing to this increase in net interest income was a 24 basis point increase in the net interest margin to 3.56% for 2008. Average earning assets increased 5.2% to $602,446,000 when comparing 2008 to 2007 with average loans increasing 5.1%.

The results for the fourth quarter and full year of 2008 reflect the impact of the current economic environment and the deterioration of the financial markets. During the fourth quarter, as a result of significant declines in the equity markets, QNB recorded $610,000 of net securities losses, which reflects $615,000 related to other-than-temporary impairment (OTTI) charges on holdings in the equity investment portfolio. This compares to $346,000 of net securities losses in the fourth quarter of 2007, consisting of $146,000 realized on the sale of equity securities and a $200,000 OTTI charge.

For the twelve-month period ended December 31, 2008, net securities losses were $609,000, including $917,000 in OTTI charges on the equity portfolio. The results for 2007 were impacted by the balance sheet restructuring reported in the first half of 2007 which resulted in an OTTI charge in the fixed income securities portfolio of $2,758,000 and a $740,000 prepayment penalty on Federal Home Loan Bank advances.

The Company’s adjusted net income, as shown below in the supplemental financial information, reflects the Company’s performance excluding the impact of OTTI and prepayment charges in both 2008 and 2007. On this basis, adjusted net income for the three months ended December 31, 2008 was $1,277,000 or $.40 per share on a diluted basis, compared to $1,153,000, or $.36 per share on a diluted basis, for the three months ended December 31, 2007. For the twelve months ended December 31, 2008 and 2007, adjusted net income was $6,358,000, or $2.01 per share on a diluted basis, and $5,487,000, or $1.72 per share on a diluted basis, respectively.

As a result of increases in net charge-offs, loan growth and the current economic environment, QNB increased its provision for loan losses to $750,000 in the fourth quarter of 2008. This compares to provisions of $150,000 for the quarter ended September 30, 2008 and $325,000 for the quarter ended December 31, 2007. For the year ended December 31, 2008 the provision for loan losses was $1,325,000, an increase from the $700,000 recorded in 2007. Net loan charge-offs were $407,000 for the fourth quarter of 2008 compared with $130,000 for the third quarter of 2008 and $47,000 for the fourth quarter of 2007. For the twelve-month periods ended December 31, 2008 and 2007, net charge-offs were $769,000 and $150,000, respectively. Total non-performing loans, which represent loans on non-accrual status and loans past due more than 90 days, were $1,308,000, or .32% of total loans, at December 31, 2008 compared with $1,190,000, or .31%, at September 30, 2008 and $1,615,000, or .42% of total loans, at December 31, 2007. QNB’s non-performing loans to total loans experience continues to compare extremely favorably with the average for Pennsylvania commercial banks with assets between $500 million and $1 billion which was 1.01% of total loans as reported by the FDIC using September 30, 2008 data. QNB’s allowance for loan losses of $3,836,000 represents .95% of total loans at December 31, 2008 compared with an allowance for loan losses of $3,492,000, or .92% at September 30, 2008, and $3,279,000, or .86% of total loans, at December 31, 2007.

Total non-interest income for the fourth quarter of 2008 was $272,000, a decline from the $650,000 reported for the same period in 2007. Excluding the investment securities losses discussed previously total non-interest income was $882,000 for the fourth quarter of 2008 and $996,000 for the fourth quarter of 2007. When comparing the two periods, fees for services to customers declined $17,000, mortgage servicing fees declined $30,000 and gains on the sale of mortgages declined $23,000. The decline in mortgage servicing income is a result of a $33,000 valuation allowance recorded against the mortgage servicing asset.

For the twelve-month period ended December 31, 2008, total non-interest income, excluding securities losses, was $3,909,000. This compares to $3,722,000 for the comparable period in 2007. Positively impacting non-interest income for 2008 was the recognition of $230,000 of income as a result of the Visa initial public offering, comprised of a $175,000 gain related to the mandatory redemption of shares of restricted common stock in Visa and $55,000 of income related to the reversal of liabilities recorded in the fourth quarter of 2007 to fund settlements of, or judgments in, indemnified litigation involving Visa.

Non-interest expense was $3,834,000 for the fourth quarter of 2008 compared to $3,640,000 for the fourth quarter of 2007. Higher personnel costs contributed to the increase in non-interest expense for the quarter. Salary and benefit expense increased $142,000, or 7.4%, when comparing the periods. An accrual for incentive compensation contributed $27,000 to the increase. Net occupancy and furniture and equipment expense increased $88,000 when comparing the three-month periods, reflecting an increase in depreciation expense. In addition, Federal Deposit Insurance Corporation (FDIC) premiums increased $69,000 when comparing the fourth quarter of 2008 to the fourth quarter of 2007. During 2007, QNB had a credit from prior year payments that was used to offset the premiums. The remainder of the credit was utilized in early 2008. As mentioned above non-interest expense for the fourth quarter of 2007 included an accrual of $55,000 related to Visa litigation.

For the twelve months ended December 31, 2008 total non-interest expense was $14,628,000. This compares to $13,701,000 for the same period in 2007, excluding the prepayment penalty previously noted. Salary and benefit expense increased $513,000, or 6.9%, to $7,977,000, compared to the same period in 2007. The accrual for incentive compensation in 2008 contributed $170,000 to the increase in salary and benefit expense. Also contributing to the increase in this category was an expense of $38,000 related to the adoption of EITF 06-04 Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance, which was adopted January 1, 2008. When comparing the two years, net occupancy and furniture and fixture expense increased $270,000 to $2,574,000. Higher depreciation costs, branch rent expense, building and equipment maintenance and utilities costs contributed to this increase. In addition, expense related to FDIC premiums increased $216,000 when comparing the twelve-month periods. This was partially offset by a reduction in regulatory assessment fees of $95,000 resulting from the change in bank charters from a national bank to a state bank.

The following is an overview of other key financial highlights:

-	Total assets were $664,394,000 at December 31, 2008, an increase of 9.0% from $609,813,000 at December 31, 2007.

-	Total loans were $403,579,000 at December 31, 2008, an increase of 5.9% from $381,016,000 at December 31, 2007. The Company continues to make credit available to its customers.

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Total investment securities were $223,195,000 at December 31, 2008, an increase of 14.1% from  $195,533,000 at December 31, 2007. As of December 31, 2008, QNB owns pooled trust preferred securities with a book value of $5,093,000 and a market value of $1,963,000. The market for trust preferred securities issued by Banks and Insurance companies has become inactive in response to the global credit crisis. Bid-ask spreads on these types of securities have widened significantly and the volume of trades has been virtually non-existent during 2008. Based on an analysis of cash flows and stress tests it was determined that these securities are not other-than-temporarily impaired as of December 31, 2008.

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QNB is a member of the Federal Home Loan Bank of Pittsburgh (FHLB). The FHLB provides a source of liquidity for the Company as well as providing an outlet for selling residential mortgages. As a member, QNB is required to purchase capital stock of the FHLB. As of December 31, 2008, QNB held $2,279,000 of stock of the FHLB. In December 2008 the FHLB announced that it would be eliminating its dividend and not repurchasing excess stock from its members until further notice.

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Total deposits of $549,790,000 at December 31, 2008 represent an increase of 11.3% from $494,124,000 at December 31, 2007. The new Wescosville branch opened in November 2008 had deposits totaling $22,479,000 at December 31, 2008.

Explanatory note:  This press release contains certain financial information, as detailed below, which has been derived by methods other than Generally Accepted Accounting Standards ("GAAP") that Management uses in its analysis of the Company's performance. The Company has presented these non-GAAP measures because it believes that they provide more useful and comparative information to assess trends in the QNB's quarterly and year end results of operations. These non-GAAP measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

Reconciliation of Non-GAAP Measures (unaudited)

	Quarter ended December 31, 2008			Quarter ended December 31, 2007
	Pre-tax (Expense)/ Income	After-tax (Expense)/ Income	Diluted EPS Impact	Pre-tax (Expense)/ Income	After-tax (Expense)/ Income	Diluted EPS Impact
Other-than-temporary impairment of equity securities	$(615)	$(406)	$(0.12)	$(200)	$(132)	$(0.04)
Net income available to common shareholders		871	0.28		1,021	0.32
Adjusted net income available to common shareholders		$1,277	$0.40		$1,153	$0.36

	Year ended December 31, 2008			Year ended December 31, 2007
	Pre-tax (Expense)/ Income	After-tax (Expense)/ Income	Diluted EPS Impact	Pre-tax (Expense)/ Income	After-tax (Expense)/ Income	Diluted EPS Impact
Other-than-temporary impairment of equity securities	$(917)	$(605)	$(0.19)	$(200)	$(132)	$(0.04)
Balance sheet restructuring charges	-	-	-	(2,758)	(1,820)	(0.57)
Loss on prepayment of Federal Home Loan Bank advances	-	-	-	(740)	(488)	(0.15)
	$(917)	$(605)	$(0.19)	$(3,698)	$(2,440)	$(0.76)
Net income available to common shareholders		5,753	1.82		3,047	0.96
Adjusted net income available to common shareholders		$6,358	$2.01		$5,487	$1.72

QNB Corp. offers commercial and retail banking services through the nine banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)
December 31, 2008

(Dollars in thousands)

Balance Sheet (Period End)	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Assets	$664,394	$638,327	$636,480	$617,873	$609,813
Securities (AFS & HTM)	223,195	223,273	207,081	202,150	195,533
Loans, gross	403,579	380,105	387,205	379,671	381,016
Allowance for loan losses	(3,836)	(3,492)	(3,473)	(3,411)	(3,279)
Loans, net	399,743	376,613	383,732	376,260	377,737
Deposits	549,790	526,919	520,616	505,292	494,124
Demand, non-interest bearing	53,280	49,125	56,464	53,439	50,043
Interest-bearing demand, money market and savings	185,208	190,221	189,474	182,648	189,031
Time	311,302	287,573	274,678	269,205	255,050
Short-term borrowings	21,663	19,557	23,083	18,736	33,990
Long-term debt	35,000	35,000	35,000	35,000	25,000
Shareholders' equity	53,909	52,297	52,309	54,392	53,251

Asset Quality Data (Period End)	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Nonaccrual loans	$830	$1,120	$625	$1,418	$1,397
Loans past due 90 days or more and still accruing	478	70	198	139	218
Other real estate owned and repossessed assets	319	142	104	37	6
Nonperforming assets	1,627	1,332	927	1,594	1,621
Allowance for loan losses	3,836	3,492	3,473	3,411	3,279
Nonperforming loans / Loans	0.32%	0.31%	0.21%	0.41%	0.42%
Nonperforming assets / Assets	0.24%	0.21%	0.15%	0.26%	0.27%
Allowance for loan losses / Loans	0.95%	0.92%	0.90%	0.90%	0.86%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
December 31, 2008

(Dollars in thousands, except per share data)

	For the three months ended,					For the year ended,
For the period:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	12/31/08	12/31/07

Interest income	$8,825	$8,832	$8,838	$8,790	$8,916	$35,285	$35,305
Interest expense	3,574	3,787	3,782	4,176	4,404	15,319	17,738
Net interest income	5,251	5,045	5,056	4,614	4,512	19,966	17,567
Provision for loan losses	750	150	200	225	325	1,325	700
Net interest income after provision for loan losses	4,501	4,895	4,856	4,389	4,187	18,641	16,867
Non-interest income:
Fees for services to customers	456	474	428	445	473	1,803	1,833
ATM and debit card income	231	237	242	219	225	929	858
Net gain (loss) on investment securities available-for-sale	(610)	(103)	(118)	222	(346)	(609)	(2,815)
Other operating income	195	207	277	498	298	1,177	1,031
Total non-interest income	272	815	829	1,384	650	3,300	907
Non-interest expense:
Salaries and employee benefits	2,052	1,999	1,955	1,971	1,910	7,977	7,464
Net occupancy and furniture and fixture expense	707	619	619	629	619	2,574	2,304
Loss on prepayment of Federal Home Loan Bank advances	-	-	-	-	-	-	740
Other expense	1,075	1,050	1,009	943	1,111	4,077	3,933
Total non-interest expense	3,834	3,668	3,583	3,543	3,640	14,628	14,441
Income before income taxes	939	2,042	2,102	2,230	1,197	7,313	3,333
Provision for income taxes	68	476	496	520	176	1,560	286
Net income	$871	$1,566	$1,606	$1,710	$1,021	$5,753	$3,047

Share and Per Share Data:
Net income - basic	$0.28	$0.50	$0.51	$0.55	$0.33	$1.83	$0.97
Net income - diluted	$0.28	$0.50	$0.51	$0.54	$0.32	$1.82	$0.96
Book value	$17.21	$16.67	$16.68	$17.35	$16.99	$17.21	$16.99
Cash dividends	$0.23	$0.23	$0.23	$0.23	$0.22	$0.92	$0.88
Average common shares outstanding - basic	3,136,078	3,136,423	3,135,214	3,134,704	3,132,614	3,135,608	3,130,179
Average common shares outstanding - diluted	3,154,238	3,161,840	3,163,809	3,166,976	3,177,375	3,161,326	3,174,873

Selected Ratios:
Return on average assets	0.53%	0.97%	1.04%	1.13%	0.68%	0.91%	0.51%
Return on average shareholders' equity	6.32%	11.55%	12.15%	13.22%	7.79%	10.76%	5.94%
Net interest margin (tax equivalent)	3.62%	3.52%	3.67%	3.46%	3.40%	3.56%	3.32%
Efficiency ratio (tax equivalent)	64.94%	58.88%	57.30%	55.62%	65.86%	59.09%	72.59%
Average shareholders' equity to total average assets	8.46%	8.39%	8.52%	8.56%	8.69%	8.47%	8.51%
Net loan charge-offs	407	130	138	94	47	769	150
Net loan charge-offs (annualized) / Average loans	0.42%	0.14%	0.14%	0.10%	0.05%	0.20%	0.04%

Balance Sheet (Average)
Assets	$648,112	$647,045	$623,393	$607,871	$598,967	$631,693	$602,601
Securities (AFS & HTM)	226,142	222,344	199,916	194,247	191,238	210,737	199,224
Loans, gross	389,198	380,758	384,552	377,440	374,186	382,998	364,348
Deposits	478,105	477,861	460,192	446,662	443,406	465,772	441,219
Shareholders' Equity	54,848	53,918	53,141	52,016	52,029	53,486	51,299

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Contacts:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com